PROMISSORY NOTE

This Promissory Note (the “Note”) is issued on March 14, 2011 (the “Closing Date”) by DISTRESSED ASSET ACQUISITIONS, INC., a Georgia corporation, located at 1800 Century Place NE, Suite 570, Atlanta Georgia 30345 (the “Company”) and EGPI FIRECREEK, INC., a Nevada corporation, located at 6564 North Smoke Tree Lane, Scottsdale Arizona 85253, or its designees (collectively, the “Holder”) (the Holder together with its permitted successors and assigns, the “Holder”).

ARTICLE I.

Section 1.01       Principal and Interest.  For value received, the Company hereby promises to pay to the order of the Holder on or before March 14, 2012 (the “Maturity Date”), as provided herein, in lawful money of the United States of America and in immediately available funds the principal sum of $50,000, together with interest on the unpaid principal of this Note from the date hereof at the interest rate of Nine Percent (9%). The Note can be extended for one additional twelve month period.

Section 1.02       Interest Payments.  The Company will make interest payments on this Note as cash flow becomes readily available. Interest shall be paid in cash (via wire transfer or check).

Section 1.03       Paying Agent and Registrar.  Initially, the Company will act as paying agent and registrar.  The Company may change any paying agent, registrar, or the Company-registrar by giving the Holder not less than ten business days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar.  The Company may act in any such capacity.

ARTICLE II.

Section 2.01       Amendments and Waiver of Default.  The Note may not be amended without the prior written consent of the Holder and the Company.  Notwithstanding the above, without the consent of the Holder, the Note may be amended to cure any ambiguity, defect or inconsistency.

ARTICLE III.

Section 3.01       Events of Default.  An Event of Default is defined as follows: (a) failure by the Company to pay the principal amount or interest due hereunder on respective due dates including the Maturity Date; (b) failure by the Company for ten days after notice to it to comply with any of its other agreements in the Note; (c) if the Company files for relief under the United States Bankruptcy Code (the “Bankruptcy Code”) or under any other state or federal bankruptcy or insolvency law, or files an assignment for the benefit of creditors, or if an involuntary proceeding under the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law is commenced against the Company, or (d) a breach by the Company of its obligations under any of the Transaction Documents (as defined in the Securities Purchase Agreement) which is not cured by the Company within any allocated cure period therein.  Upon the occurrence of an Event of Default, the Holder may accelerate full repayment of the Note outstanding and accrued interest thereon.

Section 3.02       Notice.  Notices regarding this Note shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company, to:	Distressed Asset Acquisitions, Inc.
Attn: Kristian K Penrith
1800 Century Place NE, Suite 570
Atlanta, GA 30345

If to the Holder, to:	EGPI Firecreek, Inc.
Attn: Dennis Alexander
6564 Smoke Tree Lane
Scottsdale, AZ 85253

Section 3.03       Governing Law.  The parties hereto acknowledge that the transactions contemplated by this Agreement and the exhibits hereto bear a reasonable relation to the State of Nevada.  The parties hereto agree that the internal laws of the State of Nevada shall govern this Agreement and the exhibits hereto, including, but not limited to, all issues related to usury.  Any action to enforce the terms of this Agreement or any of its exhibits shall be brought exclusively in the state and/or federal courts situated in the County and State of Georgia.  Service of process in any action by the Holder(s) to enforce the terms of this Agreement may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to the Company at its principal address set forth in this Agreement.

Section 3.04       Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 3.05       Entire Agreement and Amendments.  The Securities Purchase Agreement and this Note of even date herewith represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein.  This Note may be amended only by an instrument in writing executed by the parties hereto.

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company has executed this Note as of the date first written above.

DISTRESSED ASSET ACQUISITIONS, INC.

/s/Kristian K Penrith
By: Kristian K Penrith,
Its: Executive Vice President
Date: 3/14/11

Accepted by:

EGPI FIRECREEK, INC.
/s/Dennis R Alexander
By: Dennis R. Alexander,
Its: Chief Executive Officer
Date: 3/14/11